Exhibit 8.1

December 13, 2013

North Atlantic Drilling Ltd.

Par-la-Ville Place

4th Floor, 14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

Re:	North Atlantic Drilling Ltd.

Ladies and Gentlemen:

We have acted as U.S. counsel to North Atlantic Drilling Ltd. (the “Company”) in connection with the Company’s Registration Statement on Form F-1 (File No. 333-185394) (the “Registration Statement”) as filed publicly with the U.S. Securities and Exchange Commission (the “Commission”) on December 12, 2012, as thereafter amended or supplemented, with respect to the registration of up to $ of the Company’s common shares, par value $5.00 per share.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the “Prospectus”) included in the Registration Statement. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the headings “Risk Factors” and “Tax Considerations” therein, we hereby confirm that the opinions that are attributed to Seward & Kissel LLP with respect to United States federal income tax matters in the Registration Statement under the headings “Risk Factors—Risks Relating to our Company—We may be classified as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders of our common shares” and “Tax Considerations—United States Federal Income Tax Considerations” are the opinions of Seward & Kissel LLP and accurately state our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal

North Atlantic Drilling Ltd.

December 13, 2013

Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the opinions attributed to us as set forth therein under the headings “Risk Factors—Risks Relating to our Company—We may be classified as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders of our common shares” and “Tax Considerations—United States Federal Income Tax Considerations” and to each reference to us and the discussions of advice provided by us under the headings “Enforcement of Civil Liabilities” and “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP